                                                                       EXECUTION











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                          AGREEMENT AND PLAN OF MERGER


                                      Among


                           QUALITY FOOD CENTERS, INC.,

                               Q-ACQUISITION CORP.

                                       and

                                FRED MEYER, INC.



                          Dated as of November 6, 1997





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                                TABLE OF CONTENTS


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                                                                   ----

ARTICLE I      THE MERGER............................................1

               SECTION 1.1  The Merger...............................1
               SECTION 1.2  Effective Time...........................2
               SECTION 1.3  Effects of the Merger....................2
               SECTION 1.4  Articles of Incorporation;
                            By-Laws..................................2
               SECTION 1.5  Directors and Officers...................2
               SECTION 1.6  Conversion of Securities.................2
               SECTION 1.7  Treatment of Employee Options and
                            Other Employee Equity Rights.............5
               SECTION 1.8  Fractional Interests.....................6
               SECTION 1.9  Surrender of Shares of Company
                            Common Stock; Stock Transfer
                            Books....................................6
               SECTION 1.10 Closing and Closing Date.................9

ARTICLE II     REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........9

               SECTION 2.1  Organization and Qualification...........9
               SECTION 2.2  Authorization; Validity and Effect
                            of Agreement.............................9
               SECTION 2.3  Capitalization..........................10
               SECTION 2.4  Subsidiaries............................10
               SECTION 2.5  Other Interests.........................11
               SECTION 2.6  No Conflict; Required Filings
                            and Consents............................11
               SECTION 2.7  Compliance..............................12
               SECTION 2.8  SEC Documents...........................12
               SECTION 2.9  Litigation..............................13
               SECTION 2.10 Absence of Certain Changes..............13
               SECTION 2.11 Taxes...................................14
               SECTION 2.12 Employee Benefit Plans..................15
               SECTION 2.13 No Other Agreements to Sell the
                            Company or its Assets...................16
               SECTION 2.14 Assets..................................16
               SECTION 2.15 Contracts and Commitments...............18
               SECTION 2.16 Absence of Breaches or Defaults.........19
               SECTION 2.17 Labor Matters...........................20
               SECTION 2.18 Insurance...............................21
               SECTION 2.19 Affiliate Transactions..................21
               SECTION 2.20 Environmental Matters...................21
               SECTION 2.21 Form S-4; Joint Proxy Statement.........22
               SECTION 2.22 Opinion of Financial Advisor............23
               SECTION 2.23 Brokers.................................23
               SECTION 2.24 Vote Required...........................23
               SECTION 2.25 Chapter 23B.19 of the WBCL;
                            State Takeover Statutes.................23
               SECTION 2.26 Accounting Matters......................24

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               SECTION 2.27 Tax Matters.............................24

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF PARENT
               AND SUB..............................................24

               SECTION 3.1  Organization and Qualification..........24
               SECTION 3.2  Authorization; Validity and
                            Effect of Agreement.....................24
               SECTION 3.3  Capitalization..........................25
               SECTION 3.4  Subsidiaries............................26
               SECTION 3.5  Other Interests.........................26
               SECTION 3.6  No Conflict; Required Filings
                            and Consents............................26
               SECTION 3.7  Compliance..............................27
               SECTION 3.8  SEC Documents...........................27
               SECTION 3.9  Litigation..............................28
               SECTION 3.10 Absence of Certain Changes..............29
               SECTION 3.11 Taxes...................................29
               SECTION 3.12 Employee Benefit Plans..................30
               SECTION 3.13 Assets..................................31
               SECTION 3.14 Contracts and Commitments...............33
               SECTION 3.15 Absence of Breaches or Defaults.........34
               SECTION 3.16 Labor Matters...........................35
               SECTION 3.17 Insurance...............................35
               SECTION 3.18 Environmental Matters...................36
               SECTION 3.19 Form S-4; Joint Proxy Statement.........37
               SECTION 3.20 Brokers.................................37
               SECTION 3.21 Vote Required...........................37
               SECTION 3.22 Opinion of Financial Advisor............38
               SECTION 3.23 Tax Matters.............................38

ARTICLE IV     CONDUCT OF BUSINESS PENDING THE MERGER...............38

               SECTION 4.1  Conduct of Business of the Company
                            Pending the Merger......................38
               SECTION 4.2  Conduct of Business of Parent
                            Pending the Merger......................41

ARTICLE V      ADDITIONAL AGREEMENTS................................43

               SECTION 5.1  Preparation of Form S-4 and the
                            Joint Proxy Statement; Shareholder
                            Meetings................................43
               SECTION 5.2  Accountants' Letters....................44
               SECTION 5.3  Access to Information;
                            Confidentiality.........................45
               SECTION 5.4  No Solicitation of Transactions.........46
               SECTION 5.5  Employee Benefits Matters...............47
               SECTION 5.6  Directors' and Officers'
                            Indemnification; Insurance..............47
               SECTION 5.7  Notification of Certain Matters.........48
               SECTION 5.8  Further Action..........................49
               SECTION 5.9  Public Announcements....................51
               SECTION 5.10 Stock Exchange Listing..................51

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               SECTION 5.11 Affiliates..............................52
               SECTION 5.12 Directorships...........................52
               SECTION 5.13 Parent Representations and
                            Warranties..............................52
               SECTION 5.14 Real Estate Transfer Taxes..............52
               SECTION 5.15 Registration Rights.....................53

ARTICLE VI     CONDITIONS OF MERGER.................................54

               SECTION 6.1  Conditions to Obligation of Each
                            Party to Effect the Merger..............54
               SECTION 6.2  Conditions to Obligations of the
                            Company to Effect the Merger............54
               SECTION 6.3  Conditions to Obligations of Parent
                            and Sub to Effect the Merger............56

ARTICLE VII    TERMINATION, AMENDMENT AND WAIVER....................58

               SECTION 7.1  Termination.............................58
               SECTION 7.2  Effect of Termination...................60
               SECTION 7.3  Fees and Expenses.......................60
               SECTION 7.4  Amendment...............................61
               SECTION 7.5  Waiver..................................61

ARTICLE VIII   GENERAL PROVISIONS...................................62

               SECTION 8.1  Non-Survival of Representations,
                            Warranties and Agreements...............62
               SECTION 8.2  Notices.................................62
               SECTION 8.3  Certain Definitions.....................63
               SECTION 8.4  Severability............................67
               SECTION 8.5  Entire Agreement; Assignment............68
               SECTION 8.6  Parties in Interest.....................68
               SECTION 8.7  Governing Law...........................68
               SECTION 8.8  Headings................................68
               SECTION 8.9  Counterparts............................68

                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER, dated as of November 6, 1997 (the "AGREEMENT"), among FRED MEYER, INC., a Delaware corporation ("PARENT"), Q-ACQUISITION CORP., a Washington corporation and a wholly owned subsidiary of Parent ("SUB"), and QUALITY FOOD CENTERS, INC., a Washington corporation (the "COMPANY").

          WHEREAS, the Boards of Directors of Parent, Sub and the Company have each approved the merger of Sub with and into the Company and the Company becoming a wholly owned direct subsidiary of Parent (the "MERGER") in accordance with the Washington Business Corporation Act ("WBCL") upon the terms and subject to the conditions set forth herein;

          WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain Company shareholders (the
"SHAREHOLDERS") have each entered into a shareholders agreement, dated as of the date hereof and attached as Annex A hereto (the "SHAREHOLDER AGREEMENTS"); and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Sub and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

          SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and in accordance with the WBCL, at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). At Parent's election, the Merger may alternatively be structured so that any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

          SECTION 1.2 EFFECTIVE TIME. The parties hereto shall cause the Merger to be consummated by filing articles of merger (the "ARTICLES OF MERGER") on the Closing Date with the Secretary of State of the State of Washington, in such form as required by and executed in accordance with the relevant provisions of the WBCL (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Washington or at such later time or date after such filing as may be specified in the Articles of Merger being the "EFFECTIVE TIME").

          SECTION 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the WBCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 1.4 ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time and without any further action on the part of the Company and Sub, the text of the Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended, restated and integrated to read in its entirety as set forth in Exhibit A hereto, and as so amended, restated and integrated shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation until thereafter and further amended as provided therein and under the WBCL.

          (b) At the Effective Time and without any further action on the part of the Company and Sub, the By-Laws of Sub shall be the By-Laws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the Articles of Incorporation of the Surviving Corporation and as provided by law.

          SECTION 1.5 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

          SECTION 1.6 CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

          (a) Subject to Sections 1.6(d) and 1.8, each share of Common Stock, par value $.001 per share, of the Company

     ("COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 1.6(b) hereof) shall be converted into and represent the right to receive a number (rounded to the nearest ten-thousandth of a share) (adjusted as set forth below, the "EXCHANGE RATIO") of fully paid and nonassessable shares of Common Stock, par value $.01 per share of Parent (the "PARENT COMMON STOCK"), equal to the greater of (i)
     1.9 and (ii) the number equal to the lesser of (A) 2.3 and (B) the number determined by dividing $55 by the Average Parent Price (as defined below); PROVIDED, that the Exchange Ratio determined pursuant to this Section 1.6(a) shall be reduced by the Exchange Ratio Adjustment Amount (as defined below), if any (the "MERGER CONSIDERATION"). The Merger Consideration shall be payable upon the surrender of the certificate formerly representing such share of Company Common Stock. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.9 and (iii) any dividends and distributions in accordance with Section 1.9(e), in each case without interest. The "AVERAGE PARENT PRICE" shall be equal to the average of the closing prices of the Parent Common Stock on the New York Stock Exchange ("NYSE") as reported on the NYSE Composite Transaction Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the Effective Time. The "EXCHANGE RATIO ADJUSTMENT AMOUNT" shall be equal to (i) the Total Deduction Amount (as defined below) divided by
     (ii) the product of (x) the Average Parent Price and (y) the sum of the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (without duplication) the aggregate number of shares of Company Common Stock in respect of which Company Stock Rights (as defined in Section 1.7) are outstanding immediately prior to the Effective Time. The "TOTAL DEDUCTION AMOUNT" shall be equal to (i) the product of (A) four and (B) the Lost EBITDA (as defined below) in excess of $15 million, minus (ii) 50% of the Estimated Gain (as defined in Section 5.8). The "LOST EBITDA" shall be equal to the aggregate earnings before interest, taxes, corporate allocation costs for administration (including costs for management information systems), depreciation and amortization from the continuing operations of any Facilities (as defined in Section 2.14) to be divested pursuant to Section
     5.8 (each a "Divested Facility") and located in the State of California during the twelve-month period ending on the second most recent month-end prior to the earlier of (i) the agreement of Parent with the applicable governmental or regulatory authority to divest such Divested Facilities pursuant to Section
     5.8 and (ii) the Effective Time; PROVIDED, that, for any new Divested Facility to be divested which has not been in operation for such twelve-month period (each a "NEW FACILITY"), Lost EBITDA for such New Facility shall be an amount equal to 80% of the Average Facility EBITDA. "AVERAGE FACILITY EBITDA" is equal to the aggregate Lost EBITDA of all Facilities (other than New Facilities) owned by the company which is divesting such New Facility, assuming all such Facilities are to be divested pursuant to
     Section 5.8, divided by the total number of such Facilities (other than New Facilities).

          (b) Each share of Company Common Stock that is (i) held in the treasury of the Company or (ii) owned by Parent, Sub or any other direct or indirect subsidiary of Parent or of the Company, in each case immediately prior to the Effective Time, shall be cancelled and retired without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c) Each share of common, preferred or other capital stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged after the Merger and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

          (d) Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Company Common Stock in accordance with the WBCL shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal or it is determined that such holder does not have appraisal rights in accordance with the WBCL. If after the Effective Time such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock shall be treated as if they had been exchanged as of the Effective Time for a right to receive the Merger Consideration. The Company shall give Parent and Sub prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent and Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent and Sub, make any payment with respect to, or settle or offer to settle, any such demands.

          SECTION 1.7 TREATMENT OF EMPLOYEE OPTIONS AND OTHER EMPLOYEE EQUITY RIGHTS. (a) Subject to Sections 1.7(b) and 1.7(c), prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any Committee thereof) and the Board of Directors of Parent shall adopt appropriate resolutions and take all other actions necessary to provide that effective at the Effective Time, all the outstanding stock options, stock appreciation rights, limited stock appreciation rights, performance units and stock purchase rights (the "COMPANY STOCK RIGHTS") heretofore granted under any stock option, performance unit or similar plan of the Company and its Subsidiaries (as defined in Section 8.3)(the "STOCK PLANS") shall be assumed by Parent and converted automatically into options to purchase shares of Parent Common Stock (collectively, "NEW STOCK RIGHTS") in an amount and, if applicable, at an exercise price determined as provided below:

          (i) The number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of the number of shares of Company Common Stock remaining subject (as of immediately prior to the Effective Time) to the original Company Stock Right and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

          (ii) The exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per share of the Company Common Stock under the original Company Stock Right divided by the Exchange Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The adjustment provided herein with respect to any options which are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. Subject to Sections 1.7(b) and 1.7(c), after the Effective Time, each New Stock Right shall be exercisable and shall vest upon the same terms and conditions as were applicable to the related Company Stock Right immediately prior to the Effective Time (except that with regard to such New Stock Right, any references to the Company shall be deemed, as appropriate, to include Parent).

          (b) Notwithstanding anything else to the contrary contained in this Agreement, each vested Stock Unit ("Stock Unit") outstanding under the Company's Director Stock Unit Plan shall at the Effective Time, be converted into that number of Shares of Parent Common Stock and such other property as would have been received by the holder if such Stock Unit had been exercised and converted into shares of Company Common Stock immediately prior to the Effective Time and the Company Common Stock that would have been received upon such exercise had been converted pursuant to Section 1.6(a).

          (c) Prior to the Effective Time, the Company will take all actions necessary (i) to shorten the offering periods under the Company's 1990 Amended and Restated Employee Stock Purchase Plan (the "Stock Purchase Plan") currently scheduled to terminate on March 31, 1998, so that such offering periods terminate on the day prior to the Effective Time if the Effective Time occurs on or before March 31, 1998 and (ii) to terminate such plan effective as of the earliest of the Effective Time or March 31, 1998.

          (d) The Company shall use reasonable best efforts so that following the Effective Time no holder of a Company Stock Right or any participant in any Stock Plans shall have any right thereunder to acquire capital stock of the Company, Sub, or the Surviving Corporation. The Company will use reasonable best efforts so that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Rights, other options, warrants, rights or agreements which would entitle any person, other than Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided herein.

          (e) Parent agrees that it shall take all action necessary, on or prior to the Effective Time, to authorize and reserve a number of shares of Parent Common Stock sufficient for issuance upon exercise of options as contemplated by Section 1.7.

          SECTION 1.8 FRACTIONAL INTERESTS. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a shareholder of Parent. In lieu of any such fractional interests, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6(a) who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Average Parent Price.

          SECTION 1.9 SURRENDER OF SHARES OF COMPANY COMMON STOCK; STOCK TRANSFER BOOKS. (a) Prior to the Closing Date, Sub shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "EXCHANGE AGENT") to receive the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) to which holders of shares of Company Common Stock shall become entitled pursuant to Sections 1.6(a) and 1.8. Immediately before the Effective Time, Parent will, or will cause Sub to, make available to the Exchange Agent sufficient shares of Parent

Common Stock and cash to make all exchanges pursuant to Section 1.9(b).

          (b) Promptly after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "CERTIFICATES"), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock therefor. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.6(a), (ii) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 1.8, after giving effect to any required tax withholdings, and (iii) any dividends or distributions to which such holder is entitled pursuant to Section 1.9(e), and the Certificate so surrendered shall forthwith be cancelled. If the exchange of certificates representing shares of Parent Common Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such exchange shall have paid any transfer and other taxes required by reason of the exchange of certificates representing shares of Parent Common Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.

          (c) At any time following 12 months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it or the Surviving Corporation any shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock and dividends or other distributions in respect thereof) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) payable upon due surrender of their Certificates.

Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a Certificate for shares of Parent Common Stock (and any cash payable in lieu of any fractional shares of Parent Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (d) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein or by applicable law.

          (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock it is entitled to receive and no cash payment in lieu of fractional interests shall be paid pursuant to Section 1.8 until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Agreement. Upon such surrender, Parent shall cause to be paid to the person in whose name the certificates representing such shares of Parent Common Stock shall be issued, any dividends or distributions with respect to such shares of Parent Common Stock which have a record date after the Effective Time and shall have become payable between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends or distributions be entitled to receive interest thereon.

          (f) If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Sub and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

          SECTION 1.10 CLOSING AND CLOSING DATE. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Section 7.1, the closing (the "CLOSING") of the transactions contemplated by this Agreement shall take place (a) at 10:00 a.m. (Pacific time) on the second business day after all of the conditions to the respective obligations of the parties set forth in Article VI hereof shall have been satisfied or waived or (b) at such other time and date as Parent and the Company shall agree (such date and time on and at which the Closing occurs being referred to herein as the "CLOSING DATE"). The Closing shall take place at such location as Parent and the Company shall agree.


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Sub that:

          SECTION 2.1 ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its business as presently conducted. The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of the Company and any of its Subsidiaries to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). The Company has previously made available to Parent true and correct copies of its articles of incorporation and bylaws or other organizational documents and the charter documents and bylaws or other organizational documents of each of its Subsidiaries, as currently in effect.

          SECTION 2.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and all other necessary corporate action on the part of the Company, other than the adoption and approval of this Agreement by the shareholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby and the execution, delivery and performance of the Shareholders Agreements by the parties thereto. The Board of Directors of the Company has adopted for the purposes of Chapters 23B.11.010 and 23B.11.030 of the WBCL the plan of merger contained in this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 2.3 CAPITALIZATION. The authorized capital stock of the Company consists of 60,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock having a par value of $.001 per share (the "COMPANY PREFERRED STOCK"). As of October 31, 1997, 20,996,562 shares of Company Common Stock (none of which are held in the Company treasury), and no shares of Company Preferred Stock, were issued and outstanding. Except pursuant to the exercise of employee options prior to the date hereof, since October 31, 1997, no shares of Company Common Stock or Company Preferred Stock have been issued. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable. As of the date hereof, except as otherwise disclosed in Section 2.3 of the disclosure schedule delivered by the Company to Parent and Sub prior to the execution of this Agreement (the "DISCLOSURE SCHEDULE"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments, or obligations which would require the Company or any of its Subsidiaries to issue or sell shares of Company Common Stock, Company Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Company Common Stock, Company Preferred Stock or any other equity securities of the Company or any of its Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Schedule, the Company has no commitments or obligations to purchase or redeem any shares of Company Common Stock.

          SECTION 2.4 SUBSIDIARIES. The only Subsidiaries of the Company are those set forth in Section 2.4 of the Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of the Company's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 2.4 of the Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances (as defined in Section 8.3), and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of the Company or which would require any Subsidiary of the Company to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

          SECTION 2.5 OTHER INTERESTS. Except as set forth in Schedule 2.5 of the Disclosure Schedule, neither the Company nor any of the Company's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than the Company's Subsidiaries).

          SECTION 2.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with the Company's articles of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 2.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to the Company or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of the Company or any of its Subsidiaries, or cause an indemnity payment to be made by the Company or any of its Subsidiaries under, or result in the creation or imposition of any lien upon any properties, assets or business of the Company or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require the Company or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), and state securities or "blue sky" laws

("BLUE SKY LAWS"), (ii) for the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), (iii) for the filing of articles of merger pursuant to the WBCL, (iv) the filing of an affidavit relating to real estate excise taxes in the State of Washington and (v) with respect to matters set forth in Sections 2.6(a) or 2.6(b) of the Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person (as defined in Section 8.3) or entity is required to be made or obtained by the Company or its Subsidiaries in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 2.7 COMPLIANCE. The Company and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 2.8 SEC DOCUMENTS. (a) The Company has delivered or made available to Parent true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1996 (collectively, the "COMPANY SEC REPORTS"). As of their respective dates, the Company SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by the Company with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (c) Except as set forth in Section 2.8(c) of the Disclosure Schedule and except as set forth in the Company SEC Reports filed prior to the date of this Agreement (the "Recent Company SEC Reports"), neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with GAAP consistently applied, except for
(i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheet of the Company as of December 28, 1996 and (ii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since December 28, 1996 which would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 2.9 LITIGATION. Except as set forth in Section 2.9 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports, there is no Action instituted, pending or, to the knowledge of the Company, threatened, in each case against the Company or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction, in each case against the Company or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to the Company or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

          SECTION 2.10  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 2.10 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports and except for the transactions expressly contemplated hereby, since December 28,

1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Section 2.10 of the Disclosure Schedule and except as set forth in the Recent Company SEC Reports, from September 6, 1997 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 4.1 hereof.

          SECTION 2.11 TAXES. Except as set forth in Section 2.11 of the Disclosure Schedule:

          (a) the Company and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 8.3) required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full all Taxes shown to be due on such Tax Returns;

          (b) the Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities, except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) All federal income Tax Returns of the Company and its Subsidiaries for periods through the taxable year ended in 1993 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of the Company or its Subsidiaries and neither the Company nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax Returns of the Company, and neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

          (d) Neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against the Company or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Company or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

          (e) There are no material liens for Taxes upon any Property or Assets of the Company or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by the Company or its Subsidiaries (other than to the Company or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

          (f) Neither the Company nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries; and

          (g) Since January 1, 1994, none of the Company or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is the Company.

          SECTION 2.12  EMPLOYEE BENEFIT PLANS.

          (a) Section 2.12 of the Disclosure Schedule contains a complete list of all Employee Plans which the Company and its Subsidiaries maintain, administer or contribute to, or are required to contribute to as of the date hereof. To the extent in the Company's or its Subsidiaries' possession, true and complete copies or descriptions of the Employee Plans of the Company and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to Parent and its counsel.

          (b) Except as described in Section 2.12 of the Disclosure Schedule, each of the Employee Plans of the Company and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than any Multiemployer Plan) of the Company or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) No litigation or administrative or other proceeding involving any Employee Plans of the Company or any of its ERISA Affiliates (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

          (e) Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Company nor any ERISA Affiliate of the Company has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

          (f) All of the Employee Plans of the Company or its Subsidiaries (other than any Multiemployer Plan) can be terminated by the Company without incurring any material liability. Subject to any collective bargaining obligations, except as set forth in Section 2.12(f) of the Disclosure Schedule, the Company and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Except as set forth in Section 2.12(f) of the Disclosure Schedule, any termination of, or withdrawal from, any Employee Plans of the Company or its Subsidiaries, on or prior to the Closing Date, would not subject the Company to any liability under Title IV of ERISA that would individually or in the aggregate have a Material Adverse Effect.

          (g) Neither the Company nor any of its controlled or controlling Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 2.12 of the Disclosure Schedule.

          (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 2.12 (b), (c), (d) or (e) as of or after the Effective Time.

          SECTION 2.13 NO OTHER AGREEMENTS TO SELL THE COMPANY OR ITS ASSETS. The Company has no legal obligation, absolute or contingent, to any other Person to sell any material portion of the Assets of the Company, to sell any material portion of the capital stock or other ownership interests of the Company or any of its Subsidiaries, or to effect any merger, consolidation or other reorganization of the Company or any of its Subsidiaries or to enter into any agreement with respect thereto.

          SECTION 2.14 ASSETS. (a) Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on the Company's balance sheet at

December 28, 1996 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 2.14(a) of the Disclosure Schedule, the Company and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of the Company or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b) Section 2.14(b) of the Disclosure Schedule sets forth a complete and accurate list of each improved or unimproved real property (whether owned or leased, "PROPERTY") and/or store, office, plant or warehouse ("FACILITY") owned or leased by the Company or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

          (c) There are no pending or, to the knowledge of the Company, threatened condemnation or similar proceedings against the Company or any of its Subsidiaries or, to the knowledge of the Company, otherwise relating to any of the Properties or Facilities of the Company and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) Section 2.14(d) of the Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by the Company or any of its Subsidiaries and involving any annual expense to the Company or any such Subsidiary in excess of $250,000 and/or not cancelable (without material liability) within two (2) years.

          (e) Section 2.14(e) of the Disclosure Schedule indicates each Lease entered into by the Company or any of its Subsidiaries, as a tenant or subtenant.

          (f) The Company or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of the Company or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

          (g) To the knowledge of the Company, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a or Material Adverse Effect.

          (h) Except as shown on Section 2.14(h) of the Disclosure Schedule, the Company has delivered to Parent, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

          SECTION 2.15 CONTRACTS AND COMMITMENTS. Section 2.15 of the Disclosure Schedule contains a complete and accurate list of all contracts (written or oral), plans, undertakings, commitments or agreements ("CONTRACTS") of the following categories to which the Company or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:

          (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or shareholders of the Company, and all severance, change in control or similar arrangements with any officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment, or both;

          (b)  Labor contracts;

          (c) material distribution, franchise, license, sales, agency or advertising contracts;

          (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

          (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;

          (f) Contracts (other than Leases) containing covenants limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

          (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of the Company or its Subsidiaries;

          (h) any Contract where the customer under such Contract is a federal, state or local government;

          (i) any Contract pending for the acquisition, directly or indirectly (by merger or otherwise) of material assets (other than inventory) or capital stock of another Person; and

          (j) Contracts involving annual expenditures or liabilities in excess of $400,000 which are not concealable (without material penalty, cost or other liability) within ninety (90) days.

          True copies of the written Contracts identified in Section 2.15 of the Disclosure Schedule have been delivered or made available to Parent.

          SECTION 2.16  ABSENCE OF BREACHES OR DEFAULTS.  Except as set forth in
Section 2.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is and, to the knowledge of the Company, no other party is in default under, or in breach or violation of, any Contract identified on Section
2.15 of the Disclosure Schedule and, to the knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on Section 2.15 of the Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than contracts which have terminated or expired in accordance with their terms, each of the Contracts identified on Section 2.15 of the Disclosure
Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting the Company or any of its Subsidiaries (except for the execution of this Agreement and the Shareholder Agreements) to accelerate, or which does accelerate, the maturity of any indebtedness affecting the Company or any of its Subsidiaries, except as set forth in Section 2.16 of the Disclosure Schedule.

          SECTION 2.17  LABOR MATTERS.

          (a) Section 2.17(a) of the Disclosure Schedule contains a complete list of all organizations representing the employees of the Company or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the knowledge of the Company, threatened, which involves any employees of the Company or any of its Subsidiaries.

          (b) Section 2.17(b) of the Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending which, to the knowledge of the Company, have been filed with any governmental authority by or on behalf of any employee against the Company or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending, filed by or on behalf of any former, current or prospective employee against the Company or any of its Subsidiaries.

          (c) Except as described in Sections 2.17(a) and (b) of the Disclosure Schedule, there are not presently pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries any claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that the Company or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 2.17(c) of the Disclosure Schedule, the Company and each of its Subsidiaries is in compliance in all respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal and state employment related reports and other documents, except for such failures to be in compliance or failure to file that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 2.18 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of the Company and its Subsidiaries and their respective Properties and Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          SECTION 2.19 AFFILIATE TRANSACTIONS. Except as set forth in the Recent Company SEC Reports and as set forth in Schedule 2.19 of the Disclosure Schedule, from December 31, 1996 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and Company Affiliates (other than wholly owned Subsidiaries of the Company) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

          SECTION 2.20  ENVIRONMENTAL MATTERS.  Except as set forth in Section
2.20 of the Disclosure Schedule, to the knowledge of the Company each of the Properties and Facilities has been maintained by the Company in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 2.20, to the knowledge of the Company, there are no Hazardous Materials which have been or are being released or disposed of by the Company or any of its Subsidiaries, or in the case of asbestos only, is present, on any property, the cost of remediation of which to the Company would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Expect as disclosed on
Schedule 2.20, to the knowledge of the Company, there are no Hazardous Materials which have been or are being released by persons other than the Company or any of its Subsidiaries and which have encroached through the soil or groundwater onto or under the Properties and Facilities where the cost to Company of remediation of such Hazardous Materials would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as set forth in Section 2.20 of the Disclosure Schedule, (i) there are no existing uncured written notices of noncompliance, notices of violation, administrative actions, or lawsuits against the Company or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has the Company received any uncured written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which name the Company or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) to the knowledge of the Company, except as set forth in Section 2.20 of the Disclosure Schedule, no Properties or Facilities of the Company or any Subsidiary are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in Section 2.20 of the Disclosure Schedule, there are no budgeted expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 2.21 FORM S-4; JOINT PROXY STATEMENT. None of the information supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger, or any of the amendments or supplements thereto (collectively, the "FORM S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy statement for use relating to the approval by the shareholders of the Company of the Merger and the approval by the stockholders of Parent of the issuance of shares of Parent Common Stock in the Merger or any of the amendments or supplements thereto (collectively, the "JOINT PROXY STATEMENT"), will, at the date it is first mailed to the Company's shareholders and Parent's stockholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement and at the time of meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference in the Joint Proxy Statement.

          SECTION 2.22 OPINION OF FINANCIAL ADVISOR. The Company has received the written opinion of Merrill Lynch & Co. (the "COMPANY FINANCIAL ADVISOR"), dated the date hereof, to the effect that the consideration to be received in the Merger by the Company's shareholders is fair to such shareholders from a financial point of view. The Company has been authorized by the Company Financial Advisor to permit, subject to prior review and consent by such Company Financial Adviser (such consent not to be unreasonably withheld), the inclusion of such fairness opinion (or a reference thereto) in the Form S-4 and the Joint Proxy Statement.

          SECTION 2.23 BROKERS. No broker, finder or investment banker (other than the Company Financial Adviser) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Company Financial Adviser pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

          SECTION 2.24 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. The Board of Directors of the Company (the "COMPANY BOARD") (at a meeting duly called and held) has (i) unanimously approved this Agreement and the Shareholder Agreements, (ii) determined that the Merger is fair to and in the best interests of the holders of Company Common Stock, (iii) resolved (subject to Section 5.1(b)) to recommend this Agreement and the Merger to such holders for approval and adoption and (iv) directed (subject to Section 5.1(b)) that this Agreement be submitted to the Company's shareholders. The Company hereby agrees to the inclusion in the Form S-4 and the Joint Proxy Statement of the recommendations of the Company Board described in this Section 2.24.

          SECTION 2.25 CHAPTER 23B.19 OF THE WBCL; STATE TAKEOVER STATUTES. Prior to the date hereof, the Board of Directors of the Company has approved this Agreement and the Shareholder Agreements, and the Merger and the other transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger and any of such other transactions the provisions of Chapter 23B.19 of the WBCL. To the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the

Merger, this Agreement, the Shareholder Agreements or any of the transactions contemplated hereby or thereby and no provision of the articles of incorporation, by-laws or other governing instruments of the Company or any of its Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of the Company and its Subsidiaries that may be acquired or controlled by Parent as contemplated by this Agreement or the Shareholders Agreements.

          SECTION 2.26 ACCOUNTING MATTERS. Neither the Company nor any of its Affiliates, has taken or agreed to take any action that, to the Company's knowledge (without regard to any action taken or agreed to be taken by Parent or any of its affiliates), would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.


          SECTION 2.27 TAX MATTERS. Neither the Company nor any of its Affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                                 PARENT AND SUB

          Parent and Sub hereby, jointly and severally, represent and warrant to the Company that:

          SECTION 3.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted. Each of Parent and Sub is duly qualified as a foreign corporation or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures of Parent and Sub to be so qualified as would not, individually or in the aggregate, have a Material Adverse Effect. Parent has previously made available to the Company true and correct copies of the certificate of incorporation and bylaws of each of Parent and Sub.

          SECTION 3.2 AUTHORIZATION; VALIDITY AND EFFECT OF AGREEMENT. Each of Parent and Sub has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the performance by them of their respective obligations hereunder and the consummation by them of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent and Sub, and all other necessary corporate action on the part of Parent or Sub, other than the approval of the issuance of the shares of Parent Common Stock in the Merger by the shareholders of Parent, and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Sub and constitutes a legal, valid and binding obligation of Parent and Sub, enforceable against them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

          SECTION 3.3 CAPITALIZATION. (a) The authorized capital stock of Parent consists of (i) 400,000,000 shares of Parent Common Stock and (ii) 100,000,000 shares of preferred stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of November 6, 1997, 91,506,211 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding; and no shares of Parent Common Stock are held in Parent's treasury as of the date hereof. All of the issued and outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable. Except pursuant to the exercise of employee options prior to the date hereof, since November 7, 1977, no shares of Parent Common Stock or Parent Preferred Stock have been issued. As of the date hereof, except as set forth on Section 3.3 of the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements (other than this Agreement), commitments or obligations which would require Parent to issue or sell shares of Parent Common Stock, Parent Preferred Stock or any other equity securities, or securities convertible into or exchangeable or exercisable for shares of Parent Common Stock, Parent Preferred Stock or any other equity securities of Parent as of the date hereof. Except as set forth on Section 3.3 of the Parent Disclosure Schedule, Parent has no commitments or obligations to purchase or redeem any shares of capital stock of any class of Parent Common Stock.

          (b) The authorized capital stock of Sub consists of 100 shares of common stock, par value $.01 per share, 100 shares of which are duly authorized, validly issued and outstanding, fully paid and nonassessable and owned by Parent free and clear of all liens, claims and encumbrances. Sub was formed solely for the purpose of engaging in a business combination transaction with the Company and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

          SECTION 3.4 SUBSIDIARIES. The only Subsidiaries of Parent are those set forth in Section 3.4 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock and other ownership interests of each of Parent's Subsidiaries are validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. Except as set forth in Section 3.4 of the Parent Disclosure Schedule, Parent owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of its Subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Subsidiary of Parent or which would require any Subsidiary of Parent to issue or sell any shares of its capital stock, ownership interests or securities convertible into or exchangeable for shares of its capital stock or ownership interests.

          SECTION 3.5 OTHER INTERESTS. Except as set forth in Schedule 3.5 of the Parent Disclosure Schedule, neither Parent nor any of Parent's Subsidiaries owns, directly or indirectly, any interest or investment in the equity or debt for borrowed money of any corporation, partnership, limited liability company, joint venture, business, trust or other Person (other than Parent's Subsidiaries).

          SECTION 3.6 NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Except as set forth in Section 3.6 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance by Parent and Sub of their obligations hereunder, nor the consummation of the transactions contemplated hereby, will: (i) conflict with Parent's or Sub's certificate of incorporation or bylaws; (ii) assuming satisfaction of the requirements set forth in Section 3.6(b) below, violate any statute, law, ordinance, rule or regulation, applicable to Parent or any of its Subsidiaries or any of their properties or assets; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Parent or any of its Subsidiaries, or cause an indemnity payment to be made by the Parent or any of its Subsidiaries under, or result in the creation of imposition of any lien upon any properties, assets or business of Parent or any of its Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which

Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound or encumbered, or give any Person the right to require Parent or any of its Subsidiaries to purchase or repurchase any notes, bonds or instruments of any kind except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

          (b) Except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act and Blue Sky Laws, (ii) for the pre-merger notification requirements of the HSR Act, (iii) for the filing of articles of merger pursuant to the WBCL, and (iv) with respect to matters set forth in Section 3.6(a) or 3.6(b) of the Parent Disclosure Schedule, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority, or any other Person or entity is required to be made or obtained by Parent or Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization, permit or declaration or to make such filing or registration would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.7 COMPLIANCE. Parent and each of its Subsidiaries is in compliance with all foreign, federal, state and local laws and regulations applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof (including, without limitation, all Environmental Laws), except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Parent and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their respective businesses as they are now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.8  SEC DOCUMENTS. (a)    Parent has delivered or made
available to the Company true and complete copies of each registration statement, proxy or information statement, form, report and other documents required to be filed by it (or by Fred Meyer Stores, Inc. ("FMSI") or Smith's Food & Drug Centers, Inc. ("SMITH'S") with the SEC since January 1, 1996 (collectively, the "PARENT SEC REPORTS"). As of their respective dates, the Parent

SEC Reports and any registration statements, reports, forms, proxy or information statements and other documents filed by Parent with the SEC after the date of this Agreement (i) complied, or, with respect to those not yet filed, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not, or, with respect to those not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the consolidated balance sheets included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the consolidated financial position of Parent (or FMSI or Smith's, as the case may be) and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, retained earnings and cash flows of Parent (or FMSI or Smith's, as the case may be) included in or incorporated by reference into Parent SEC Reports (including the related notes and schedules) presents fairly, in all material respects, the results of operations, retained earnings or cash flows, as the case may be, of Parent (or FMSI or Smith's, as the case may be) and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

          (c) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement or reports filed by Smith's with the SEC prior to the date of this Agreement (together, the "RECENT PARENT SEC REPORTS"), neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto, prepared in accordance with GAAP consistently applied, except for (i) liabilities or obligations that were so reserved on, or reflected in (including the notes to), the consolidated balance sheets of FMSI and Smith's as of February 1, 1997, (ii) liabilities and obligations incurred or acquired in connection with the transactions pursuant to the Smith's Merger Agreement and
(iii) liabilities or obligations arising in the ordinary course of business (including trade indebtedness) since February 1, 1997 which would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.9 LITIGATION. Except as set forth in Section 3.9 of the Parent Disclosure Schedule or in the Recent Parent SEC Reports there is no Action instituted, pending or, to the knowledge of Parent, threatened, in each case against Parent or any of its Subsidiaries, which would, individually or in the aggregate, directly or indirectly, have a Material Adverse Effect, nor is there any outstanding judgment, decree, or injunction, in each case against Parent or any of its Subsidiaries, or any statute, rule or order of any domestic or foreign court, governmental department, commission or agency applicable to Parent or any of its Subsidiaries which has or will have, individually or in the aggregate, any Material Adverse Effect.

          SECTION 3.10  ABSENCE OF CERTAIN CHANGES.  Except as set forth in
Section 3.10 of the Parent Disclosure Schedule or the Recent Parent SEC Reports (including, without limitation, the transactions contemplated by the proxy statement of Parent dated August 6, 1997) and except for the transactions expressly contemplated hereby, since February 1, 1997, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course consistent with past practices and there has not been any (i) change in Parent's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated hereby or changes which have not, individually or in the aggregate, had a Material Adverse Effect, or (ii) condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.11 TAXES. Except as set forth in Section 3.11 of the Parent Disclosure Schedule:

          (a) Parent and its Subsidiaries have (A) duly filed (or there have been filed on their behalf) with the appropriate governmental authorities all Tax Returns (as defined in Section 8.3) required to be filed by them and such Tax Returns are true, correct and complete in all respects, except where any such failure to file, or failure to be true, correct and complete, would not, individually or in the aggregate, have a Material Adverse Effect, and (B) duly paid in full and all Taxes shown to be due on such Tax Returns;

          (b) Parent and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment of such withheld Taxes to the proper governmental authorities except where any such failure to comply, withhold or pay over would not, individually or in the aggregate, have a Material Adverse Effect;

          (c) All federal income Tax Returns of Parent and its Subsidiaries for periods through the taxable year ended in 1993 have been audited, and no federal or material state, local or foreign audits or other administrative proceedings or court proceedings are presently being conducted with regard to any Taxes or Tax Returns of Parent or its Subsidiaries and neither Parent nor its Subsidiaries has received a written notice of any pending audits with respect to material Taxes or material Tax

Returns of Parent, and neither Parent nor any of its Subsidiaries has waived in writing any statute of limitations with respect to material Taxes;

          (d) Neither the Internal Revenue Service nor any other taxing authority (whether domestic or foreign) has asserted in writing against Parent or any of its Subsidiaries any deficiency or claim for Taxes, except where any such deficiency or claim for Taxes, if decided adversely to the Parent or any of its Subsidiaries, would not, individually or in the aggregate, have a Material Adverse Effect;

          (e) There are no material liens for Taxes upon any Property or Assets of Parent or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings, and no material written power of attorney that has been granted by Parent or its Subsidiaries (other than to Parent or a Subsidiary) currently is in force with respect to any matter relating to Taxes;

          (f) Neither Parent nor any of its Subsidiaries has, with regard to any assets or property held by any of them, agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any of its Subsidiaries; and

          (g) Since January 1, 1994, none of Parent or its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income tax return other than a group the common parent of which is Parent.

          SECTION 3.12  EMPLOYEE BENEFIT PLANS.

          (a) Section 3.12 of the Parent Disclosure Schedule contains a complete list of all Employee Plans which Parent and its Subsidiaries maintain, administer or contribute to, or are required to contribute to as of the date hereof. To the extent in the Parent's or its Subsidiaries' possession, true and complete copies or descriptions of the Employee Plans of Parent and its Subsidiaries, including, without limitation, trust instruments, if any, that form a part thereof, and all amendments thereto have been furnished or made available to the Company and its counsel.

          (b) Except as described in Section 3.12 of the Parent Disclosure Schedule, each of the Employee Plans of Parent and of its ERISA Affiliates (other than any Multiemployer Plan) has been administered and is in compliance with the terms of such Employee Plan and all applicable laws, rules and regulations except for noncompliance which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

          (c) No "reportable event" (as such term is used in section 4043 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code), "nondeductible contributions" (as such term is used in Section 4972 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Employee Plan (other than any Multiemployer Plan) of Parent or any ERISA Affiliate, except for such events which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) No litigation or administrative or other proceeding involving any Employee Plans of Parent or any of its ERISA Affiliates (other than any Multiemployer Plan) has occurred or are threatened where an adverse determination could, individually or in the aggregate, have a Material Adverse Effect.

          (e) Except as set forth in Section 3.12 of the Parent Disclosure Schedule, neither Parent nor any ERISA Affiliate of Parent has incurred any withdrawal liability with respect to any Multiemployer Plan under Title IV of ERISA which remains unsatisfied, except for such liabilities as would not, individually or in the aggregate, have a Material Adverse Effect.

          (f) All of the Employee Plans of Parent or its Subsidiaries (other than any Multiemployer Plan) can be terminated by Parent without incurring any material liability. Subject to any collective bargaining obligations, Parent and its Subsidiaries can withdraw from participation in any Employee Plan that is a Multiemployer Plan. Any termination of, or withdrawal from, any Employee Plans of Parent or its Subsidiaries, on or prior to the Closing Date, would not subject Parent to any material liability under Title IV of ERISA.

          (g) Neither Parent nor any of its controlled or controlling Affiliates is aware of any situation with respect to a Multiemployer Plan described in (b), (c) or (d) above, except as described in Section 3.12 of the Parent Disclosure Schedule.

          (h) The transactions contemplated by this Agreement will not cause the occurrence of a situation described in Section 3.12 (b), (c), (d) or (e) as of or after the Effective Time.

          SECTION 3.13 ASSETS. (a) Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title to or a valid leasehold estate in all of the material properties and assets, real or personal, reflected on Parent's balance sheet at February 1, 1997 (except for properties or assets subsequently sold in the ordinary course of business consistent with past practice). Except as set forth in Section 3.13(a) of the Parent Disclosure Schedule, Parent and its Subsidiaries have good and marketable title or a valid right to use all of the real properties that are necessary, and all of the personal assets and properties that are materially necessary, for the conduct of the business of Parent or any of its Subsidiaries free and clear of all Encumbrances (other than Permitted Encumbrances).

          (b) Section 3.13(b) of the Parent Disclosure Schedule sets forth a complete and accurate list of each Property and/or Facility owned or leased by Parent or any of its Subsidiaries, and the current use of such Property or Facility and indicating whether the Property or Facility is owned or leased.

          (c) There are no pending or, to the knowledge of Parent, threatened condemnation or similar proceedings against Parent or any of its Subsidiaries or, to the knowledge of Parent, otherwise relating to any of the Properties or Facilities of Parent and its Subsidiaries except for such proceedings which would not, individually or in the aggregate, have a Material Adverse Effect.

          (d) Section 3.13(d) of the Parent Disclosure Schedule sets forth a complete and accurate list of all Leases (including subleases and licenses) of personal property entered into by Parent or any of its Subsidiaries and involving any annual expense to Parent or any such Subsidiary in excess of $250,000 and not cancelable (without material liability) within two (2) years.

          (e) Section 3.13(e) of the Parent Disclosure Schedule indicates each Lease entered into by Parent or any of its Subsidiaries as a tenant or subtenant.

          (f) Parent or its Subsidiaries, as the case may be, has in all material respects performed all obligations on its part required to have been performed with respect to (i) all Assets leased by it or to it (whether as lessor or lessee), and (ii) all Leases and there exists no material default or event which, with the giving of notice or lapse of time or both, would become a default on the part of Parent or any of its Subsidiaries under any Lease, in each case except where the failure to perform or such default or event would not, individually or in the aggregate, have a Material Adverse Effect.

          (g) To the knowledge of Parent, each of the Leases is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered on a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, the Leases will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, in each case except where the failure to be valid, binding and enforceable and to have such effect would not, individually or in the aggregate, have a Material Adverse Effect.

          (h) Except as shown on Section 3.13(h) of the Parent Disclosure Schedule, Parent has delivered to the Company, or otherwise made available, originals or true copies of all material Leases (as the same may have been amended or modified, in any material respect, from time to time).

          SECTION 3.14 CONTRACTS AND COMMITMENTS. Section 3.14 of the Parent Disclosure Schedule contains a complete and accurate list of all Contracts of the following categories to which Parent or any of its Subsidiaries is a party or by which any of them is bound as of the date of this Agreement:


          (a) employment contracts, including, without limitation, contracts to employ executive officers and other contracts with officers, directors or shareholders of Parent, and any other Contracts with or for the benefits of Parent or its affiliates, and all severance, change in control or similar arrangements with any officers, employees or agents of Parent that will result in any obligation (absolute or contingent) of Parent or any of its Subsidiaries to make any payment to any officers, employees or agents of Parent following either the consummation of the transactions contemplated hereby, termination of employment, or both;

          (b)  Labor contracts;

          (c) material distribution, franchise, license, sales, agency or advertising contracts;

          (d) Contracts for the purchase of inventory which are not cancelable (without material penalty, cost or other liability) within one (1) year (other than Contracts for the purchase of holiday goods in accordance with customary industry practices) and other Contracts made in the ordinary course of business involving annual expenditures or liabilities in excess of $400,000 which are not cancelable (without material penalty, cost or other liability) within ninety (90) days;

          (e) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for the lending of money, whether as borrower, lender or guarantor, in excess of $250,000;

          (f) Contracts (other than Leases) containing covenants limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person or operate at any location;

          (g) joint venture or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop any Property and/or Facility on behalf of Parent or its Subsidiaries;

          (h) any Contract where the customer under such Contract is a federal, state or local government;

          (i) any Contract providing for the acquisition, directly or indirectly (by merger or otherwise) of material assets (other than inventory) or capital stock of another Person; and

          (j) Contracts involving annual expenditures or liabilities in excess of $400,000, which are not cancelable (without material penalty, cost or other liability) within ninety (90) days.

          True copies of the written Contracts identified in Section 3.14 of the Parent Disclosure Schedule have been delivered or made available to the Company.

          SECTION 3.15 ABSENCE OF BREACHES OR DEFAULTS. Neither Parent nor any of its Subsidiaries is and, to the knowledge of Parent, no other party is in default under, or in breach or violation of, any Contract identified on Section
3.14 of the Parent Disclosure Schedule and, to the knowledge of Parent, no event has occurred which, with the giving of notice or passage of time or both would constitute a default under any Contract identified on Section 3.14 of the Parent Disclosure Schedule, except for defaults, breaches, violations or events which, individually or in the aggregate, would not have a Material Adverse Effect. Other than Contracts which have terminated as expired in accordance with their terms each of the Contracts identified on Section 3.14 of the Parent Disclosure
Schedule is valid, binding and enforceable in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered as a proceeding in equity or at law) and an implied covenant of good faith and fair dealing) and is in full force and effect, and assuming all consents required by the terms thereof or applicable law have been obtained, such Contracts will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby in each case, except where the failure to be valid, binding, enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. No event has occurred which either entitles, or would, on notice or lapse of time or both, entitle the holder of any indebtedness for borrowed money affecting Parent or any of its Subsidiaries to accelerate, or which does accelerate, the maturity of any indebtedness affecting Parent or any of its Subsidiaries, except as set forth in Section 3.15 of the Parent Disclosure Schedule.

          SECTION 3.16  LABOR MATTERS.

          (a) Section 3.16(a) of the Parent Disclosure Schedule contains a complete list of all organizations representing the employees of Parent or any of its Subsidiaries. As of the date hereof, there is no strike, work stoppage or labor disturbance, pending or, to the knowledge of Parent, threatened, which involves any employees of Parent or any of its Subsidiaries.

          (b) Section 3.16(b) of the Parent Disclosure Schedule contains as of the date hereof (i) a list of all material unfair employment or labor practice charges which are presently pending, which, to the knowledge of Parent, have been filed with any governmental authority by or on behalf of any employee against Parent or any of its Subsidiaries and (ii) a list of all material employment-related litigation, including, without limitation, arbitrations or administrative proceedings which are presently pending filed by or on behalf of any former, current or prospective employee against Parent or any of its Subsidiaries.

          (c) Except as described in Sections 3.16(a) and (b) of the Parent Disclosure Schedule, there are not presently pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries any material claims by any governmental authority, labor organization, or any former, current or prospective employee alleging that Parent or any such employer has violated any applicable laws respecting employment practices, except where such claims would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its Subsidiaries is in compliance in all material respects with its obligations under all statutes, executive orders and other governmental regulations or judicial decrees governing its employment practices, including, without limitation, provisions relating to wages, hours, equal opportunity and payment of social security and other taxes and has timely filed all regular federal and state employment related reports and other documents, except for such failures to be in compliance or failure to file would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 3.17 INSURANCE. All material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Parent or any of its Subsidiaries are with reputable insurance carriers, provide adequate coverage for normal risks incident to the business of Parent and its Subsidiaries and their respective Properties and Assets, and are in character and amount substantially equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

          SECTION 3.18  ENVIRONMENTAL MATTERS.  Except as set forth in Section
3.18 of the Parent Disclosure Schedule, each of the Properties and Facilities or each previously owned, operated or leased property and facility of Parent or any of its Subsidiaries (collectively, the "PARENT HISTORIC AND CURRENT PROPERTIES") has been and was maintained by Parent in compliance with all Environmental Laws, except where the failure to so comply, or any aggregation of such failures, would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed on Schedule 3.18, to the knowledge of Parent, there are no Hazardous Materials which have been or are being released or disposed of by Parent or any of its Subsidiaries, or in the case of asbestos only, is present, on any property, the cost of remediation of which to the Company would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as disclosed on Schedule 3.18, to the knowledge of Parent, there are no Hazardous Materials which have been or are being released by persons other than Parent or any of its Subsidiaries and which have encroached through the soil or groundwater onto or under the Properties and Facilities where the cost to Parent of remediation of such Hazardous Materials would reasonably be expected individually or in the aggregate to have a Material Adverse Effect. Except as set forth in Section 3.18 of the Parent Disclosure Schedule, (i) there are no existing uncured notices of noncompliance, notices of violation, administrative actions, or lawsuits against Parent or any of its Subsidiaries arising under Environmental Laws or relating to the use, handling, storage, treatment, recycling, generation, or release of Hazardous Materials, nor has Parent received any uncured written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location of any Hazardous Materials, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; (ii) there are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any Environmental Law which have not already been fully satisfied and which name Parent or any of its Subsidiaries, except in any such case which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; and (iii) to the knowledge of Parent, except as set forth in Section 3.18 of the Parent Disclosure Schedule, no Properties or Facilities of Parent or any of its Subsidiaries are listed on the federal National Priorities List, the federal Comprehensive Environmental Response Compensation Liability Information System list, or any similar state listing of sites known to be contaminated with Hazardous Materials. Except as set forth in
Section 3.18 of the Disclosure Schedule, there are no budgeted expenses or capital costs that will be required in the next two years to maintain compliance with Environmental Laws, except in any such case which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          SECTION 3.19 FORM S-4; JOINT PROXY STATEMENT. None of the information supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it is first mailed to the Company's shareholders and Parent's stockholders and at the time of the meeting of the Company's shareholders held to vote on approval of this Agreement and at the time of the meeting of Parent's stockholders held to vote on approval of the issuance of the shares of Parent Common Stock in the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement and the Form S-4.

          SECTION 3.20 BROKERS. No broker, finder or investment banker (other than Goldman, Sachs & Co. and Salomon Brothers Inc, the fees and expenses of which shall be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

          SECTION 3.21 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Parent's capital stock necessary to approve the issuance of Parent Common Stock in the Merger. The Board of Directors of Parent (the "PARENT BOARD") (at a meeting duly called and held) has (i) unanimously approved this Agreement, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of Parent Common Stock, (iii) resolved to recommend this Agreement, the issuance of Parent Common Stock in the Merger and the other transactions contemplated hereby to such holders for approval and adoption and
(iv) directed that the issuance of Parent Common Stock in the Merger be submitted to Parent's shareholders. Parent hereby agrees to the inclusion in the Form S-4 and the Joint Proxy Statement of the recommendations of the Parent Board described in this Section 3.21.

          SECTION 3.22 OPINION OF FINANCIAL ADVISOR. Parent has received the opinions of Goldman, Sachs & Co. and Salomon Brothers Inc, dated the date of this Agreement, to the effect that the consideration to be paid by Parent in connection with the Merger is fair to Parent from a financial point of view.

          SECTION 3.23 TAX MATTERS. Neither Parent nor Sub has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY PENDING THE MERGER. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement), unless Parent shall otherwise agree in writing in advance, the businesses of the Company and its Subsidiaries shall be conducted, in all material respects, only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and the Company and its Subsidiaries shall each use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers, employees and consultants of the Company and its Subsidiaries and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall (except as set forth in Section 4.1 of the Disclosure Schedule and except as otherwise contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Parent:

          (a) make or commit to make any capital expenditures in excess of $500,000 in the aggregate, other than expenditures for routine maintenance and repair or pursuant to existing contracts or commitments or expenditures reflected in capital expenditure budgets disclosed in the Recent Company SEC Reports or supplied to Parent prior to the date of this Agreement;

          (b) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or enter into any "keep well" or other agreement to maintain the financial condition of another Person (other than the Company or a wholly-owned Subsidiary of the Company) or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person (other than the Company or a wholly owned Subsidiary of the Company) or issue or sell any debt securities, other than borrowings under existing lines of credit in the ordinary course of business consistent with past practice;

          (c)(i) amend its articles of incorporation or bylaws or the charter or bylaws of any of its Subsidiaries; (ii) split, combine or reclassify the outstanding shares of its capital stock or other ownership interests or declare, set aside or pay any dividend payable in cash, stock or property or make any other distribution with respect to such shares of capital stock or other ownership interests; (iii) redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other ownership interests other than in connection with the Stock Purchase Plan; or (iv) sell or pledge any stock of any of its Subsidiaries;

          (d)(i) Other than upon exercise of options or stock units or pursuant to the Stock Purchase Plan, in each case disclosed in Section 2.3 of the Disclosure Schedule, issue or sell or agree to issue or sell any additional shares of, or grant, confer or award any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class; (ii) enter into any agreement, contract or commitment out of the ordinary course of its business, to dispose of or acquire, or relating to the disposition or acquisition of, a segment of its business; (iii) except in the ordinary course of business consistent with past practice, sell, pledge, dispose of or encumber any material Assets (including without limitation, any indebtedness owed to them or any claims held by them); or (iv) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any material Assets (other than inventory in the ordinary course of business consistent with past practice) or make any material investment, either by purchase of stock or other securities, or contribution to capital, in any case, in any material amount of property or assets, in or of any other Person;

          (e) grant any severance or termination pay (other than pursuant to policies or agreements in effect on the date hereof as disclosed in the Recent Company SEC Reports or set forth in Section 4.1(e) of the Disclosure Schedule) or increase the benefits payable under its severance or termination pay policies or agreements in effect on the date hereof or enter into any employment or severance agreement with any officer, director or employee;

          (f) adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee or increase in any manner the compensation or fringe benefits of any director, officer or employee or grant, confer, award or pay any forms of cash incentive, bonuses or other benefit not required by any existing plan, arrangement or agreement except as required by law;

          (g) enter into or amend any Contract for the purchase of inventory which is not cancelable within one (1) year without penalty, cost or liability, or any other Contract involving annual expenditures or liabilities in excess of $400,000 which is not cancelable within two (2) years without penalty, cost or liability;

          (h) enter into or modify any material collective bargaining agreements;

          (i) make any material change in its tax or accounting policies or any material reclassification of assets or liabilities except as required by law or GAAP;

          (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (i) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (ii) claims settled or compromised to the extent permitted by
     Section 4.1(l), or waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Contract, in each case other than in the ordinary course of business consistent with past practice;

          (k) settle or compromise any litigation, other than litigation not in excess of amounts reserved for in the most recent consolidated financial statements of the Company included in the Recent Company SEC Documents or, if not so reserved for, in an aggregate amount not in excess of $250,000 (provided in either case such settlement documents do not involve any material non-monetary obligations on the part of the Company and its Subsidiaries);

          (l) take any action (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) with knowledge that such action would prevent (x) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code; and


          (m) consummate any acquisition pursuant to any Contract disclosed pursuant to Section 2.15(i) other than in accordance with the terms so disclosed (including without waiver of any condition to the Company's obligations to consummate such acquisition), excluding insignificant deviations from such terms; or

          (n) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would result in any of the conditions set forth in
     Article VI not being satisfied.

          SECTION 4.2 CONDUCT OF BUSINESS OF PARENT PENDING THE MERGER. (a) Parent covenants and agrees that, during the period from the date hereof to the Effective Time (except as otherwise contemplated by the terms of this Agreement and except that nothing in this Agreement shall restrict Parent from taking any actions in respect of the consummation of the transactions pursuant to the F4LH Merger Agreement), unless Company shall otherwise agree in writing in advance, the businesses of Parent and its Subsidiaries shall be conducted, in all material respects, only in, and Parent and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws; and Parent and its Subsidiaries shall each use its reasonable best efforts consistent with the foregoing to preserve substantially intact the business organization of Parent and its Subsidiaries, to keep available the services of the present officers, employees and consultants of Parent and its Subsidiaries and to preserve the present relationships of Parent and its Subsidiaries with customers, suppliers, advertisers, distributors and other persons with which Parent or any of its Subsidiaries has significant business relations.

          (b) By way of amplification and not limitation, neither the Parent nor any of its Subsidiaries shall (except as otherwise contemplated by the terms of this Agreement), between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of the Company:

          (i) amend Parent's certificate of incorporation;

          (ii) other than in connection with acquisitions having a value (on a per-acquisition basis) of not more than $50 million or (on an aggregate basis) of not more than $200 million, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including but not limited to stock appreciation rights or phantom stock), of Parent or any of its Subsidiaries (except for the issuance of shares of Parent Common Stock issuable in accordance with the terms of Parent's employee benefit plans and arrangements or other stock-based contractual requirements existing as of the date hereof, directors deferred compensation plan and the warrant issued to the Yucaipa Companies and except for the issuance of shares of Parent Common Stock pursuant to the F4LH Merger Agreement);

          (iii) (A) split, combine or reclassify or otherwise alter the Parent Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Common Stock, or (B) redeem, purchase or otherwise acquire, directly or indirectly, any shares of Parent Common Stock;


          (iv) other than pursuant to the F4LH Merger Agreement, acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, if any such action could reasonably be expected to (A) delay materially the date of mailing of the Joint Proxy Statement, (B) delay materially obtaining the antitrust clearances referenced in Section 5.8(a)(iii), (C) increase the Exchange Ratio Adjustment Amount or (D) if it were to occur after such date of mailing, require an amendment of the Joint Proxy Statement;

          (v) consummate any acquisition pursuant to any Contract disclosed pursuant to Section 3.14(i) other than in accordance with the terms so disclosed (including without waiver of any condition to Parent's obligations to consummate such acquisition), excluding insignificant deviations from such terms; or

          (vi) take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 4.2(b)(i) through 4.2(b)(v) or any action which would result in any of the conditions set forth in Article VI not being satisfied.

          (c) Parent shall not, and shall not permit any of its Subsidiaries to, take any action (without regard to any action taken or agreed to be taken by the Company or any of its Affiliates) with knowledge that such action would prevent (x) Parent from accounting for the business combination to be effected by the Merger as a pooling of interests or (y) the Merger from qualifying as a reorganization within the meaning of Sections 368(a)(1)(A) or 368(a)(2)(E) of the Code.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          SECTION 5.1 PREPARATION OF FORM S-4 AND THE JOINT PROXY STATEMENT; SHAREHOLDER MEETINGS. (a) Promptly following the date of this Agreement, the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Parent will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities law in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Stock Plans as may be reasonably required in connection with any such action. Each of Parent and the Company shall furnish all information concerning itself to the other as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Form S-4 and the preparation, filing and distribution of the Joint Proxy Statement. The Company, Parent and Sub each agree to correct any information provided by it for use in the Form S-4 or the Joint Proxy Statement which shall have become false or misleading. The Company acknowledges that Parent will include in the Joint Proxy Statement such information concerning the transactions pursuant to the F4LH Merger Agreement as may be required to be included to permit Parent to seek any approvals of shareholders which may be required to be obtained in connection with the transactions pursuant to the F4LH Merger Agreement.


          (b) The Company, acting through its Board of Directors, shall, in accordance with its Articles of Incorporation and By-Laws and subject to the other provisions of this Section 5.1(b), promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby (the date of which meeting shall be as soon as practicable following Parent's shareholder meeting referred to below, but shall be at least two business days after the date of Parent's shareholder meeting referred to below), and (i) recommend approval and adoption of this Agreement and the Merger by the shareholders of the Company and include in the Joint Proxy

Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of the Company shall not withdraw, amend or modify in a manner adverse to Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so (provided that the disclosure of the receipt of an Alternative Transaction and the fact that the Board of Directors is considering such Alternative Transaction or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment)), except that such Board of Directors shall be permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) if: (i) the Company has complied with Section 5.4; (ii) a Superior Transaction (as defined below) shall have been proposed by any Person other than Parent and such proposal is pending at the time of such withdrawal, amendment or modification; and (iii) the Company shall have notified Parent of such Superior Transaction proposal at least five business days in advance of such withdrawal, amendment or modification to the extent required by the last two sentences of Section 5.4. "SUPERIOR TRANSACTION" means any bona fide Transaction proposal involving at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in its good faith judgment (based on the advice of a financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Transaction proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all the Company's shareholders than this Agreement and the Merger taken as a whole. Parent, acting through its Board of Directors, shall, in accordance with its certificate of incorporation and by-laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Form S-4 becomes effective a meeting of the holders of Parent Common Stock for the purpose of voting to approve the issuance of the Parent Common Stock in the Merger, and (i) recommend approval of the issuance of the Parent Common Stock in the Merger by the shareholders of Parent and include in the Joint Proxy Statement such recommendation and (ii) take all reasonable and lawful action to solicit and obtain such approval. The Board of Directors of Parent shall not withdraw, amend or modify in a manner adverse to the Company, its recommendation referred to in clause (i) of the preceding sentence.

          (c) The Company will cause its transfer agent to make stock transfer records relating to the Company available to the extent reasonably necessary to effectuate the intent of this Agreement and the Shareholder Agreements.

          SECTION 5.2 ACCOUNTANTS' LETTERS. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of Deloitte & Touche LLP (Seattle office), the Company's independent public accountants, dated a date within two business days before the date on which the Form

S-4 shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Deloitte & Touche LLP, Parent shall provide a representation letter to Deloitte & Touche LLP, complying with the Statement on Auditing Standards No. 72 ("SAS 72"), if then required.

          (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Deloitte & Touche LLP (Portland office), Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Parent's efforts to obtain such letter, if requested by Deloitte & Touche LLP, the Company shall provide a representation letter to Deloitte & Touche LLP complying with SAS 72, if then required.

          (c) The Company shall endeavor in good faith to cause to be delivered to Parent letters from Deloitte & Touche LLP (Seattle office), addressed to Parent and the Company, one dated the date of the Joint Proxy Statement, stating that after appropriate review of this Agreement the Company is an entity which would qualify as a party to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

          (d) Parent shall endeavor in good faith to cause to be received by it letters from Deloitte & Touche LLP (Portland office), addressed to Parent, one dated the date of the Joint Proxy Statement, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and one dated as of the Closing Date, confirming as of the Closing Date the previously delivered letter referred to above.

          SECTION 5.3 ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof to the Effective Time, each of the Company and Parent shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, afford the officers, employees, auditors and other agents of Parent or the Company, respectively, who shall agree to be bound by the provisions of this Section 5.3 as though a party hereto, complete access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities and to all books and records, and shall furnish Parent or the Company, respectively, with all financial, operating and other data and information as Parent or the Company, respectively, through its officers, employees or agents may from time to time request; PROVIDED, that the Company shall not be required to make available to Parent any books and records or other information relating to potential Transactions (as defined in Section 5.4) to the extent that any confidentiality agreement in existence on the date hereof with the Company prohibits the Company from making such books, records and other information to Parent; and PROVIDED, FURTHER, that the Company may provide information which is of a sensitive competitive nature in a form which minimizes the potential detriment to the Company from such disclosure while addressing the legitimate business objectives of Parent in seeking such information.

          (b) Each of the Company and Parent will hold and will cause its directors, officers, employees, agents, advisors (including, without limitation, counsel and auditors) and controlling persons to hold any such information which is nonpublic in confidence on the same terms and conditions as set forth in the letter dated October 5, 1997, as amended from time to time, between the Company and Parent (the "CONFIDENTIALITY AGREEMENT").

          (c) No investigation pursuant to this Section 5.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

          SECTION 5.4 NO SOLICITATION OF TRANSACTIONS. The Company shall, and shall cause its Subsidiaries and their respective officers, directors, management employees, and representatives and agents engaged by the Company in connection with the transactions contemplated hereby to, immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any direct or indirect acquisition of or exchange for
(i) all or any material portion of the assets of the Company or its Subsidiaries, (ii) more than 15% of the outstanding material equity interest in the Company, (iii) any material equity interest in any of the Subsidiaries of the Company, or (iv) any merger, consolidation or other business combination transaction with or involving the Company or any of its Subsidiaries (each, a "TRANSACTION"). Neither the Company or any of its Subsidiaries, nor any of its or their respective officers, directors, management employees or representatives and agents engaged by the Company in connection with the transactions contemplated hereby, shall, directly or indirectly, encourage, solicit, participate in, facilitate or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent and Sub or any designees of Parent or Sub) concerning any Transaction; PROVIDED, that, the Company (and its Subsidiaries and its and their respective officers, directors, employees, representatives or agents) may participate in negotiations or discussions with, and provide information to, any Person concerning a Transaction submitted in writing by such Person to the Board of Directors of the Company after the date of this Agreement if (A) such Transaction was not solicited, initiated, facilitated or encouraged in violation of this Agreement, (B) the Board of Directors of the Company, in its good faith judgment, believes that such Transaction is reasonably likely to result in a Superior Transaction and (C) the Company complies with the other provisions of this Section 5.4. Nothing contained in this Section 5.4 shall prohibit the Board of Directors of the Company from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. Unless prohibited from doing so pursuant to a confidentiality letter in effect on the date of this Agreement, the Company shall notify Parent immediately if it receives any unsolicited proposal concerning a Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and shall keep Parent promptly advised of all developments relating thereto. If the Company is so prohibited, the Company shall promptly advise the person making the proposal that it will not participate in negotiations or discussions with or provide information to such person unless such person authorizes the Company to comply with the preceding sentence as if such prohibition did not exist.

          SECTION 5.5 EMPLOYEE BENEFITS MATTERS. The Company shall or Parent shall cause the Company and the Surviving Corporation to promptly pay or provide when due all compensation and benefits earned through or prior to the Effective Time as provided pursuant to the terms of any Employee Plans in existence as of the date hereof and as otherwise set forth on Section 5.5 of the Disclosure Schedule for all employees (and former employees) and directors (and former directors) of the Company. Parent and the Company agree that the Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any employee, former employee, director or former director in effect and disclosed to Parent as of the date hereof. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to or after the Effective Time, including without limitation any action the Company or the Surviving Corporation could take to terminate any plan under its terms as in effect as of the date hereof.

          SECTION 5.6 DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE. (a) The By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and exculpation from liability than are set forth in Articles IX of the Articles of Incorporation of the Company and
Article IX of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company. Without limiting the generality of the foregoing, in the event any person entitled to indemnification under this
Section 5.6 becomes involved in any claim, action, proceeding or investigation after the Effective Time, the Surviving Corporation shall periodically advance to such person his or her reasonable legal and other reasonably incurred expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to such person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such person is not entitled thereto.

          (b) For six years from the Effective Time, Parent shall maintain in effect the current directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy to the extent that it provides coverage for events occurring on or prior to the Effective Time (a copy of which has been heretofore delivered to Parent), so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (the "COMPANY'S CURRENT PREMIUM"). If such premiums for such insurance would at any time exceed 150% of the Company's Current Premium, then Parent shall cause to be maintained policies of insurance which in Parent's good faith determination, provide the maximum coverage available at an annual premium equal to 150% of the Company's Current Premium. The Company represents to Parent that the Company's Current Premium is $221,225.

          (c) Parent hereby covenants not to take or permit to be taken, any action that would limit, restrict or otherwise prevent the Surviving Corporation from performing, or render it unable to perform, each of its obligation under this Section 5.6.

          (d) The provision of this Section 5.6 are intended for the benefit of, and shall be enforceable by, each person entitled to indemnification under this Section 5.6, his or her heirs and his or her personal representatives.

          SECTION 5.7 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Company, Parent or Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 5.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          SECTION 5.8 FURTHER ACTION. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Form S-4, the Joint Proxy Statement, and required filings under the HSR Act and any amendments to any thereof, (ii) using its reasonable best efforts to make all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, (iii) in the case of Parent, promptly, if required by the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity, in each case in order to consummate the Merger, taking all steps and making all undertakings to secure antitrust clearance (including steps to effect the sale or other disposition of particular Facilities of Parent, its Subsidiaries, F4LH, its Subsidiaries and/or the Company and its Subsidiaries and to hold separate such Facilities pending such sale or other disposition), (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions pursuant hereto, (v) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the FTC, the Antitrust Division of the Department of Justice ("DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (vi) permitting the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other governmental authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the other Person, give the other party the opportunity to attend and participate in such meetings and conferences. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such necessary action. In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust law, each of the parties shall cooperate in all respects with each other and use its reasonable best efforts to contest and resist any such action or proceeding, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts, and to resolve any challenge or objection raised by any governmental authority or private party. For purposes of meeting, holding discussions and entering into any proposed settlement with any such governmental authority, Parent shall appoint a committee consisting of Ronald Burkle (or his designee), Roger Cooke (or his designee), a representative of F4LH and a representative of the Company.

          (b) The Company shall make, subject to the condition that the transactions contemplated herein and therein actually occur, any undertakings (including undertakings to make sales or other dispositions) provided that such divestitures need not themselves be made until after the transactions contemplated hereby actually occur) required in order to obtain the antitrust clearances referred to in Section 5.8(a)(iii).

          (c) Within five business days after such time as any agreement is reached by Parent with the FTC or its staff, the Assistant Attorney General in charge of the Antitrust Division or her staff, any state attorney general or its staff or any other similar governmental entity in accordance with Section 5.8(a)(iii) to sell or dispose of any Divested Facilities, Parent shall furnish or cause to be furnished to the Company a report (the "PRELIMINARY REPORT"), based on such information as Parent shall determine to be relevant, stating in reasonable detail the Parent's good faith determination of the Estimated Gain and Lost EBITDA with respect to the real estate and other assets comprising such Divested Facilities. Unless the Company provides specific written notice to Parent of an objection to any aspect of the Preliminary Report before the close of business on the 10th business day after the Company's receipt thereof, the Preliminary Report shall then become binding upon Parent and the Company, and shall be the "FINAL REPORT". If the Company, by delivering its own report (the "COMPANY REPORT") stating in reasonable detail the Company's good faith determination of the Estimated Gain and Lost EBITDA to Parent before the close of business on such business day, makes any good faith objection to any aspect of the Parent's proposed Estimated Gain set forth in the Preliminary Report, then those aspects as to which the objection was made shall not become binding, Parent and the Company shall discuss such objection in good faith and, if they reach written agreement amending the Preliminary Report (or portions thereof), the Preliminary Report, as amended by such written agreement, shall become binding upon Parent and the Company, and shall be the "FINAL REPORT". If Parent and the Company do not reach such written agreement within five days after the Company gives such notices of objection, those aspects as to which such objection was made (relating to Estimated Gain, and not Lost EBITDA) and as to which written agreement has not been reached shall be submitted for arbitration to one or more independent business and/or real estate appraisal firm(s) of recognized national standing with expertise in the valuation of businesses and/or properties comparable to the Facilities chosen by agreement of Parent and the Company (whose fees shall be shared equally by Parent and the Company). Such firm shall prepare a valuation report with respect to the real estate and other assets comprising the Divested Facilities, which report, when delivered to Parent and the Company, shall become binding upon Parent and the Company for purposes of determining the Estimated Gain, and shall (unless a determination made in such report is higher or lower than both the determination set forth in the Preliminary Report and the determination set forth in the Company Report, in which case the determination set forth in the Preliminary Report or the Company Report, whichever is closer to such firm's determination, shall), together with those aspects of the Preliminary Report as to which no objection was made or as to which written agreement has been reached, be the "FINAL REPORT". The "ESTIMATED GAIN" is the amount set forth in the Final Report and is equal to the aggregate net proceeds estimated to be realized by Parent or any of its Subsidiaries on the sale or other disposition of the real estate and other assets comprising the Divested Facilities pursuant to this Section 5.8 in excess of the book value of the real estate and other assets comprising the Divested Facilities to be so divested as of the date of determination thereof. For purposes of this Section 5.8, the book value of the Divested Facilities shall be based on the depreciated historical cost of fixtures, equipment, and leasehold improvements (on land and buildings, if owned, plus inventory at cost). The foregoing notwithstanding, if within three (3) days of the issuance of the Final Report the Company shall produce a signed bona-fide offer from a qualified buyer to purchase all or any of the Facilities to be disposed of at a price higher than that contained in the Final Report, then, in such event, the Estimated Gain shall be increased by the amount which such offer exceeds the valuation in the Final Report for such Facility or Facilities.

          SECTION 5.9 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with its securities exchange.

          SECTION 5.10 STOCK EXCHANGE LISTING. Parent shall use its reasonable best efforts to have approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance, the Parent Common Stock to be issued pursuant to the Merger (including Shares issuable pursuant to Section 1.7).

          SECTION 5.11 AFFILIATES. (a) Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or (if the Company shall have caused to be delivered to Parent the letters referred to in Section 5.2(c)) for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

          (b) Parent shall use its reasonable best efforts to cause all persons who are "affiliates" of Parent for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations to comply with the fourth paragraph of Exhibit B hereto.

          SECTION 5.12 DIRECTORSHIPS. Promptly following the Effective Time of the Merger, Parent's Board of Directors will elect Sam Zell and Stuart M. Sloan to be directors of Parent.

          SECTION 5.13 PARENT REPRESENTATIONS AND WARRANTIES. The Company agrees and acknowledges that the representations and warranties set forth in
Article III hereof are being made without any regard to F4LH, the F4LH Merger Agreement or the transactions contemplated thereby and that no facts or developments relating to F4LH, the F4LH Merger Agreement or the transactions contemplated thereby shall constitute a breach of such representations and warranties as initially made and as made on the Closing Date in accordance with
Section 6.2(a), except that upon consummation of the transaction pursuant to the F4LH Merger Agreement, F4LH shall be treated as a Subsidiary of Parent for purposes of Sections 3.10, 4.2 and 5.8.

          SECTION 5.14 REAL ESTATE TRANSFER TAXES. The Company or Surviving Corporation shall pay all state or local real property transfer, real estate excise, gains or similar Taxes, if any (collectively, the "TRANSFER TAXES"), attributable to the transfer of a controlling interest in the Company or the beneficial ownership of real property or interests therein and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property or interests therein held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The shareholders of the Company are intended third-party beneficiaries of this Section 5.14.

          SECTION 5.15 REGISTRATION RIGHTS. (a) At or prior to the Effective Time, Parent and the Shareholders shall enter into a registration rights agreement (the "REGISTRATION RIGHTS AGREEMENT"), the form of which shall be agreed to by Parent and the Shareholders within 10 business days of the date hereof providing for (i) "shelf" and "demand" registration rights to the Shareholders in substantially the form of Sections 5.15(b) and
(c), respectively (which rights in the case of Zell/Chilmark Fund, L.P., shall be assignable to the partners thereof), and (ii) other customary provisions for agreements of this nature (but not providing for registration in addition to those contemplated by Sections 5.15(b) and (c)) as mutually agreed between such parties. After the date hereof, each of such parties shall endeavor in good faith to negotiate and finalize the form of the Registration Rights Agreement.

          (b) If requested by a Shareholder or Shareholders holding a majority in interest in the Registrable Securities after the Effective Time, as soon as practicable (but in any event not more than 10 days following such request), Parent shall prepare and file with the SEC a shelf registration statement on an appropriate form that shall include all shares of Parent Common Stock acquired by the Shareholders pursuant to the Merger of otherwise ("REGISTRABLE SECURITIES"), and may include securities of Parent for sale for Parent's own account. Parent shall use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective within 5 days after the first public release by Parent of the combined financial results of Parent and the Company. Parent shall only be obligated to keep such Shelf Registration Statement effective until the one year anniversary date of the date such Shelf Registration Statement has been declared effective.

          (c) In addition to the shelf registration rights described in subsection (b) above, if requested by a Shareholder or Shareholders holding a majority in interest in the Registrable Securities after the Effective Time (but not later than 180 days after the Shelf Termination Date), as soon as practicable (but in any event not more than 15 days following such request), Parent shall prepare and file with the SEC a registration statement with respect to a secondary underwritten offering on an appropriate form including all of the Registrable Securities as to which such Shareholder requests registration. Parent shall use its reasonable best efforts to cause such registration statement to be declared effective within the later to occur of the first public release of Parent of 30 days of combined financial results of Parent and the Company and 30 days after the filing of such registration statement. Parent management will actively participate to assist the marketing effort with respect to the Registrable Securities included in such registration statement (including, without limitation, having officers of Parent attend "road shows" and analyst or investor presentations scheduled in connection therewith).

                                   ARTICLE VI

                              CONDITIONS OF MERGER

          SECTION 6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) This Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock. The issuance of Parent Common Stock in the Merger shall have been approved by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock.

          (b) No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger; PROVIDED, HOWEVER, that the parties shall use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted.

          (c) Any waiting period applicable to the Merger under the HSR Act shall have terminated or expired.

          (d) The Form S-4 and any required post-effective amendment thereto shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration of the Parent Common Stock to be exchanged for Company Common Stock shall have been complied with.

          (e) The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          SECTION 6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) Parent and Sub shall have performed or complied with in all material respects their agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of Parent and Sub contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect.

          (b) The Company shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code;

          (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

          (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as capital assets by the shareholder at the Effective Time; and

          (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholders's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

     In rendering such opinion, Sidley & Austin may receive and rely upon representations contained in a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Disclosure Schedule, a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Disclosure Schedule and representations contained in other appropriate certificates of the Company, Parent, certain shareholders of the Company, and others.

          (c) There shall not be pending or threatened by any governmental entity any suit, action or proceeding, which could reasonably be expected, if adversely determined, to result in criminal or material uninsured and unindemnified or unindemnifiable personal liability on the part of one or more directors of the Company, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement.

          SECTION 6.3 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

          (a) The Company shall have performed or complied with in all material respects its agreements and covenants contained in this Agreement required to be performed or complied with at or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement qualified as to materiality shall be true in all respects, and those not so qualified shall be true in all material respects, in each case when made and on and as of the Closing Date with the same force and effect as if made on and as of such date, except as expressly contemplated or otherwise expressly permitted by this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect.

          (b) Parent shall have received an opinion of Simpson Thacher & Bartlett, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

          (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of Section 368(b) of the Code.

          (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

          (iii) no gain or loss will be recognized by the shareholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

          (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

          (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as capital assets by the stockholder at the Effective Time; and

          (vi) a shareholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such shareholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

     In rendering such opinion, Simpson Thacher & Bartlett may receive and rely upon representations contained in a certificate of Parent substantially in the form of the Parent Tax Certificate attached to the Parent Disclosure Schedule, a certificate of the Company substantially in the form of the Company Tax Certificate attached to the Disclosure Schedule and representations contained in other appropriate certificates of the Company, Parent, certain shareholders of the Company, and others.

          (c) Subject to Parent's compliance with Section 5.8, there shall not be pending or threatened by any governmental entity any suit, action or proceeding, (i) challenging or seeking to restrain or prohibit the consummation of the Merger or seeking to obtain from Parent or any of its Subsidiaries any damages that are material in relation to Parent and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or its Subsidiaries.


                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

          SECTION 7.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Closing Date, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a) By mutual written consent of Parent and the Company;

          (b) By either Parent or the Company, if the Merger shall not have been consummated on or before August 31, 1998 (other than due to the failure of the party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at or prior to the Effective Time);

          (c) By Parent or the Company, if any required approval of the shareholders of the Company for this Agreement or the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

          (d) By the Company or Parent, if the required approval of the stockholders of Parent for the issuance of Parent Common Stock pursuant to this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

          (e) By Parent (subject to Parent's compliance with Section 5.8) or the Company if any court or other governmental body of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable;

          (f) By the Company if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of Parent contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger or (ii) there shall have been a breach of any covenant or agreement on the part of Parent contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to Parent or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

          (g) By Parent if prior to the Closing Date (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, (ii) there shall have been a breach of any covenant or agreement on the part of the Company contained in this Agreement which could reasonably be expected to have a Material Adverse Effect with respect to the Company or which could reasonably be expected to materially adversely affect (or materially delay) the consummation of the Merger, which breach shall not have been cured prior to 10 days following notice thereof; or

          (h) By Parent, if the Board of Directors of the Company shall have (i) withdrawn, modified or amended in any respect adverse to Parent or Sub its approval or recommendation of this Agreement, the Merger or any of the other transactions contemplated herein or resolved to do so (provided that the disclosure of the receipt of an Alternative Transaction and the fact that the Board of Directors is considering such Alternative Transaction or reviewing it with its advisors shall not by itself constitute such a withdrawal, modification or amendment), or (ii) recommended an Alternative Transaction from a Person (other than Parent) or resolved to do so;

          (i) By the Company (but only prior to approval by the shareholders of the Company of this Agreement and the Merger), if any Person (other than Parent) shall have proposed a Superior Transaction, such proposal is pending and the Company shall have notified Parent of such Superior Transaction at least 5 business days prior to such termination; PROVIDED that such termination under this Section 7.1(i) shall not be effective until the Company has made payment of the Fee and the Expenses required by Section 7.3; or

          (j) by the Company, if the average of the closing prices of the Parent Common Stock on the NYSE as reported on the NYSE Composite Transaction Tape for the 5 trading days ending on the second trading day preceding the Effective Time is $20.00 or less.

          SECTION 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except as set forth in Section 7.3 and Section 8.1; PROVIDED, HOWEVER, that nothing herein shall relieve any party from liability for any willful breach hereof.

          SECTION 7.3  FEES AND EXPENSES.

          (a) If:

          (i)  This Agreement is terminated pursuant to Section 7.1(h) or (i);
     or

          (ii) (x) Parent terminates this Agreement (A) pursuant to Section 7.1(c) and prior to the Company's shareholders meeting giving rise to Parent's right of termination, the issuance of Parent Common Stock pursuant to the F4LH Merger Agreement shall have been approved by a vote held at a duly held meeting of the stockholders of Parent or at any adjournment thereof and the F4LH Merger Agreement shall be in full force and effect; or
     (B) pursuant to Section 7.1(g) (as a result of a willful breach of representation, warranty, covenant or agreement on the part of the Company) and, (y) in the case of (A) or (B), within 9 months thereafter, the Company enters into an agreement with respect to an Alternative Transaction or an Alternative Transaction contemplated by any of clauses (i), (ii), or (iii) of the definition of such term occurs;

then the Company shall pay to Parent and Sub, (A) simultaneously with any termination by the Company contemplated by Section 7.3(a)(i), (B) within one business day following any termination by Parent contemplated by Section 7.3(a)(i), and (C) within one business day following the occurance of one of the events described in clause (y) of Section 7.3(a)(ii), a fee, in cash, of $40 million (the "FEE"), PROVIDED, HOWEVER, that the Company shall in no event be obligated to pay more than one such fee with respect to all such occurrences and such termination, and (B) within one business day after request by Parent or Sub (accompanied by reasonably detailed documentation to the extent reasonably requested by the Company) from time to time, all of Parent's and Sub's Expenses (as defined below) up to a maximum payment pursuant to this clause (B) of $5 million. The term

"EXPENSES" shall include all out-of-pocket expenses and fees (including without limitation fees and expenses payable to all banks, investment banking firms and other financial institutions and their respective agents and counsel for arranging or providing financial advice with respect to the Merger and all reasonable fees and expenses of counsel, accountants, experts and consultants to Parent and Sub) actually incurred by Parent or Sub or on their behalf in connection with the consummation of all transactions contemplated by this Agreement, including the Merger.

          "ALTERNATIVE TRANSACTION" means any of the following events: (i) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, Sub or any affiliate thereof (a "THIRD PARTY"); (ii) the acquisition by a Third Party of 30% or more of the assets of the Company and its subsidiaries, taken as a whole; (iii) the acquisition by a Third Party of 30% or more of the outstanding shares of Company Common Stock; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (v) the repurchase by the Company or any of its subsidiaries of 30% or more of the outstanding shares of Company Common Stock.

          (b) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement, the Shareholder Agreements and the transactions contemplated hereby and thereby, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement.

          SECTION 7.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time before or after any required approval of matters presented in connection with the Merger by the shareholders of either the Company or Parent; PROVIDED, however, that after any such approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 7.5 WAIVER. At any time prior to the Closing Date, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

          SECTION 8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Section 5.6, Section 5.14 and Section 5.15 shall survive the Effective Time and those set forth in Section 5.3 and Section 7.3 and the Confidentiality Agreement in accordance with its terms shall survive termination of this Agreement.

          SECTION 8.2 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Parent or Sub:

               Fred Meyer, Inc.
               3800 S.E. 22nd Avenue
               Portland, Oregon  97202
               Attention:  Roger A. Cooke
               Fax: (503) 797-7138

          with an additional copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY  10017
               Attention:  William E. Curbow, Esq.
               Fax: (212) 455-2502

          if to the Company:

               Quality Food Centers, Inc.
               10112 N.E. 10th Street
               Bellevue, Washington  98004
               Attention:  Stuart M. Sloan
               Fax: (425) 462-2214

          with a copy to:

               Sidley & Austin
               One First National Plaza
               Chicago, Illinois  60603

               Attention:  Thomas A. Cole and
                           Imad I. Qasim
               Fax: (312) 853-7036

               and

               Rosenberg & Liebentritt
               2 North Riverside Plaza
               Chicago, Illinois  60606
               Attention:  Alisa Singer
               Fax:  (312) 454-0335


          SECTION 8.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          "ACTION" shall mean any action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitration or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any other Person.

          "AFFILIATE" shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person.

          "ASSETS" shall mean, with respect to any Person, all land, buildings, improvements, leasehold improvements, Fixtures and Equipment and other assets, real or personal, tangible or intangible, owned, leased or licensed by such Person or any of its Subsidiaries.

          "BENEFIT ARRANGEMENT" shall mean, with respect to any Person, any employment, consulting, severance, change in control or other similar contract, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers' compensation, disability benefits, life, health, disability or accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation other than Welfare Plan, Pension Plan or Multiemployer Plan, (A) which is entered into, maintained, contributed to or required to be contributed to, as the case may be, by such Person or any ERISA Affiliate or under which such Person or any ERISA Affiliate may incur any liability, and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "CONTRACT" shall mean any contract (written or oral), plan, undertaking or other commitment or agreement.

          "ENCUMBRANCES" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, covenant, condition, restriction, encumbrance or other rights of third parties.

          "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

          "ERISA AFFILIATE" shall mean, with respect to any Person, any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of as "affiliated service group" with, such Person as defined in Section 414(b),
     (c), (m) or (o) of the Code.

          "ENVIRONMENTAL LAWS" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater of Hazardous Materials; to the use handling or disposal of polychlorinated byphenyls, asbestos or urea formaldehyde or any other Hazardous Material; to the treatment, storage, disposal or management of Hazardous Materials; to exposure to toxic, hazardous or other controlled, prohibited or regulated substances; and to the transportation, release or any other use of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA") and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

          "FIXTURES AND EQUIPMENT" shall mean, with respect to any Person, all of the furniture, fixtures, furnishings, machinery and equipment owned, leased or licensed by such Person and located in, at or upon the facilities of such Person.

          "F4LH shall mean Food 4 Less Holdings, Inc.

          "F4LH MERGER AGREEMENT" shall mean the Agreement and Plan of Merger dated as of November 6, 1997, among Parent and F4LH.

          "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

          "HAZARDOUS MATERIALS" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes: "hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum products or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; asbestos or asbestos-containing materials; chlorinated fluorocarbons ("CFCs"); and radon.

          "LEASES" shall mean, with respect to any Person, all leases (including subleases, licenses, any occupancy agreement and any other agreement) of real or personal property, in each case to which such Person or any of its Subsidiaries is a party, whether as lessor, lessee, guarantor or otherwise, or by which any of them or their respective properties or assets are bound, or which otherwise relate to the operation of their respective businesses.

          "MATERIAL ADVERSE EFFECT" shall mean, with respect to either of the Company or Parent, as the context requires, a material adverse change in or effect on the business, results of operations or financial condition of such Person and its Subsidiaries taken as a whole or any change which materially impairs or materially delays the ability of such Person to consummate the transactions contemplated by this Agreement; PROVIDED, that
     (i) the failure of Parent to consummate the transactions pursuant to the F4LH Merger Agreement (ii) changes or effects as a result of any sales or dispositions of Facilities or other actions pursuant to Section 5.8 and
     (iii) the acceleration of the Santee Dairies, Inc. $80,000,000 Senior Secured Notes due 2008 and the consequences thereof, shall not constitute a Material Adverse Effect.

          "MULTIEMPLOYER PLAN" shall mean, with respect to any Person, any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which such Person or any ERISA Affiliate contributes to or is required to contribute to, or, since January 1, 1990, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "PENSION PLAN" shall mean, with respect to any Person, any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the six years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          "PERMITTED ENCUMBRANCES" shall mean any Encumbrances resulting from
     (i) all statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained in other accordance with GAAP; (ii) all cashiers', landlords', workers' and repairers' liens, and other similar liens imposed by law, incurred in the ordinary course of business; (iii) all laws and governmental rules, regulations, ordinances and restrictions; (iv) all leases, subleases, licenses, concessions or service contracts to which any Person or any of its Subsidiaries is a party; (v) Encumbrances identified on title policies or preliminary title reports or other documents or writing delivered or made available for inspection to any Person prior to the date hereof or included in the Public Records; and (vi) all other liens and mortgages (but solely to the extent such liens or mortgages secure indebtedness described or referred to in the Disclosure Schedule), covenants, imperfections in title, charges, easements, restrictions and other Encumbrances which, in the case of any such Encumbrances pursuant to clause (i) through (vi), do not materially detract from or materially interfere with the present use of the asset subject thereto or affected thereby.

          "PERSON" shall mean any individual, corporation, partnership, limited liability company, joint venture, governmental agency or instrumentality, or any other entity.

          "SMITH'S MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization and Merger by and between Smith's Food & Drug Centers, Inc. and Fred Meyer, Inc., dated as of May 11, 1997.

          "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions.

          "TAX" or "TAXES" shall mean all federal, state, local, foreign and other taxes, levies, imposts, assessments, impositions or other similar government charges, including, without limitation, income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent or withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem, excise, duty or other taxes, including interest, penalties and additions (to the extent applicable) thereto whether disputed or not.

          "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          "WELFARE PLAN" shall mean, with respect to any Person, any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which such Person or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which such Person or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of such Person or any ERISA Affiliate (with respect to their relationship with such entities).

          SECTION 8.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          SECTION 8.5 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, together with the Shareholders Agreement and the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Any attempted assignment which does not comply with the provisions of this
Section 8.5 shall be null and void AB INITIO.

          SECTION 8.6 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The parties hereto expressly intend the provisions of Sections 1.7, 5.6, 5.14 and 5.15 to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

          SECTION 8.7 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          SECTION 8.8 HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    FRED MEYER, INC.

Attest:


                                    By:
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                                       Title:


                                    Q-ACQUISITION CORP.
Attest:


                                    By:
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                                       Title:


                                    QUALITY FOOD CENTERS, INC.
Attest:


                                    By:
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                                       Title: